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                                                       EXHIBIT 10.33



                 AMENDMENT NO. 1 TO THE FIBREBOARD CORPORATION
                        1988 EMPLOYEE STOCK PURCHASE PLAN


     1. Section 6(a) of the Fibreboard Corporation 1988 Employee Stock Purchase Plan (the "Plan") has been amended to read as follows:

          "The Stock purchasable by Participants under the Plan shall, solely in the Board's discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 500,000 shares (subject to adjustment under subparagraph (b) below)."

     2. All other terms and provisions of the Plan shall remain in full force and effect.

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